Exhibit 3.2

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

NON-CUMULATIVE PERPETUAL CLASS A PREFERRED STOCK, SERIES V

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY as follows:

1.

Resolutions were adopted by the Securities Committee of the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on September 11, 2015, providing for and authorizing the issuance of 40,000 shares of the Company’s Non-Cumulative Perpetual Class A Preferred Stock, Series V (the “Series V Preferred Stock”);

2.

None of the authorized shares of the Company’s Series V Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on September 11, 2015 with the Secretary of State of the State of Delaware with respect to such series;

3.

The following resolutions were duly adopted by Securities Committee I of the Board of Directors of the Company pursuant to the written consent of Securities Committee I duly adopted on November 4, 2020:

WHEREAS, resolutions were adopted by the Securities Committee of the Board of Directors (the “Board”) of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations (the “Series V Certificate of Designations”) filed with the Secretary of State of the State of Delaware on September 10, 2015 providing for and authorizing the issuance of 40,000 shares of the Company’s Non-Cumulative Perpetual Class A, Series V Preferred Stock (the “Series V Preferred Stock”);

WHEREAS, on December 15, 2020, all 40,000 issued and outstanding shares of the Series V Preferred Stock were redeemed by the Company.

NOW THEREFORE BE IT

RESOLVED that no shares of the Series V Preferred Stock are outstanding and none will be issued subject to the Series V Certificate of Designations.

RESOLVED that all matters set forth in the Series V Certificate of Designations with respect to the Series V Preferred Stock be eliminated from the Certificate of Incorporation of the Company.

RESOLVED that the President, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Company, and each of them, are hereby authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series V Certificate of Designations with respect to the Series V Preferred Stock shall be eliminated from the Certificate of Incorporation of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate to be signed by Le Roy Davis, its Senior Vice President and Assistant Treasury, and attested by John J. Muller, its Assistant Secretary, this 16th day of December, 2020.

WELLS FARGO & COMPANY

By	/s/ Le Roy Davis
Senior Vice President and
Assistant Treasurer

ATTEST:

/s/ John J. Muller
Assistant Secretary